FOR:	WesBanco, Inc.
COMPANY CONTACT:
John Iannone
Vice President, Investor Relations
(304) 905-7021

WesBanco, Inc. Receives Regulatory Approvals of Its Merger with Farmers Capital Bank Corporation

Wheeling, WV, July 11, 2018 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company, announced today that it has received all necessary regulatory approvals for the merger between WesBanco, Inc. ("WesBanco") and Farmers Capital Bank Corporation ("Farmers") (Nasdaq:FFKT).

A special meeting of the shareholders of Farmers Capital Bank Corporation has previously been scheduled for July 23, 2018 to consider and vote upon the proposal to approve the previously announced Agreement and Plan of Merger, pursuant to which Farmers will merge with and into WesBanco.

WesBanco and Farmers anticipate that the closing of the merger will occur during the third quarter of 2018.  Completion of the merger remains subject to the satisfaction of customary closing conditions.

About WesBanco, Inc.
Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a multi-state, bank holding company with total assets of approximately $10.2 billion (as of March 31, 2018). WesBanco is a diversified and well-balanced financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management. WesBanco has meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses. It also provides wealth management services through a century-old trust and wealth management business, with approximately $4.0 billion of assets under management (as of March 31, 2018), and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds. WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 177 financial centers (including the five locations of First Sentry Bancshares, acquired on April 5, 2018) in the states of Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia. In addition, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

About Farmers Capital Bank Corporation
Farmers Capital Bank Corporation (www.farmerscapital.com) is a bank holding company with one bank subsidiary, United Bank & Capital Trust Company. The Company is headquartered in Frankfort, Kentucky and operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

Forward-looking Statements
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the proposed merger between WesBanco and Farmers, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Farmers may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the proposed merger may not be fully realized within the expected timeframes; disruption from the proposed merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the proposed merger may not be obtained on the expected terms and schedule; Farmers' shareholders may not approve the proposed merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco's 2017 Annual Report on Form 10-K, Farmers' 2017 Annual Report on Form 10-K, and documents subsequently filed by WesBanco and Farmers with the Securities and Exchange Commission ("SEC"). All forward-looking statements included in this news release are based on information available at the time of the release. Neither WesBanco nor Farmers assumes any obligation to update any forward-looking statement.